Exhibit 99.2

Goodman Networks Names Telecommunications Industry Leader Ernie J. Carey as New COO

Veteran AT&T networks planning, engineering, and design executive to helm operations as Goodman plans future growth

PLANO, Texas (December 4, 2014) — Goodman Networks Incorporated, a leader in the design, engineering, construction, deployment, integration and maintenance of converging wireless networks, today announced the appointment of Ernest J. Carey as its new Chief Operating Officer, effective December 8, 2014. Mr. Carey joins Goodman from AT&T, where he most recently served as Senior Vice President of construction and engineering.

“Throughout his long telecommunications industry career, Carey has successfully managed a variety of vast and complex systems and networks, including responsibility for all aspects of one of the nation’s largest wireline and wireless infrastructures,” said Ron Hill, Goodman Networks’ CEO and president. Hill continued, “I’m excited to have Ernie join us as our Chief Operating Officer, as he will bring industry knowledge and focus that will enhance Goodman’s growth strategy, portfolio expansion and operational excellence.”

“I am enthusiastic about the growth opportunities, the leadership team and the strategic vision of Goodman as it moves forward to provide enhanced value to its customers,” said Carey.

Mr. Carey assumes the COO role and will take the helm of Goodman’s business divisions as he leads its global operations. Prior to his role in AT&T’s Construction and Engineering department, Carey served as Senior Vice President of Network Services for the Southwest Region, and Vice President of Advanced Network Technologies. He began his career at Southwestern Bell in Houston after graduating from the University of Dallas and holds both BBA and MBA degrees.

Mr. Carey is a former member of the Board of Directors for the Sam Houston Council of the Boy Scouts of America. He currently serves on the Circle Ten Council of the Boy Scouts of America as Immediate Past President.

About Goodman Networks Incorporated

Goodman Networks Incorporated is a leading national provider of end-to-end network infrastructure and professional services to the wireless telecommunications industry. Our core services span the full network lifecycle, including the design, engineering, construction, deployment, integration, maintenance, and decommissioning of wireless networks.

Goodman Networks Contact:

Scott Willis, EVP, Sales and Marketing

972-421-5800

swillis@goodmannetworks.com

###